SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|
Check the appropriate box:

|_| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-12


                   National Medical Health Card Systems, Inc.
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

             ------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

             ------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             ------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

             ------------------------------------------------------------------

         (5) Total fee paid:

             ------------------------------------------------------------------

|_| Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount previously paid:
             ------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:
             ------------------------------------------------------------------

         (3) Filing Party:
             ------------------------------------------------------------------

         (4) Date Filed:
             ------------------------------------------------------------------

                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
                              26 HARBOR PARK DRIVE
                         PORT WASHINGTON, NEW YORK 11050
                               -------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 7, 2005
                               -------------------

To the Stockholders of
National Medical Health Card Systems, Inc.:

     NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC., a Delaware corporation, will be held at our executive offices located at 26 Harbor Park Drive, Port Washington, New York 11050, on December 7, 2005, at 9:30 a.m., local time, for the following purposes:

          1. Election of Directors. To consider and vote on a proposal to elect the ten incumbent directors and one new director to serve until the next annual meeting.

          2. Ratification of Independent Registered Public Accounting Firm. To consider and act upon a proposal to ratify the engagement of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2006.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Our board of directors has fixed the close of business on October 21, 2005 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting or any adjournments or postponements of the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination at our headquarters, during ordinary business hours, from the date of the proxy statement until the annual meeting. Information concerning the matters to be acted upon at the meeting is set forth in the accompanying proxy statement.

     Whether or not you expect to attend the annual meeting, we urge you to complete, date and sign the enclosed proxy card and mail it promptly in the enclosed return envelope. Even if you have given your proxy, you may still vote in person if you attend the annual meeting. However, if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain from the record holder a proxy issued in your name.

                                  By order of the National Medical Health Card
                                  Systems, Inc. Board of Directors,


                                  Jonathan Friedman
                                  Secretary

Port Washington, New York
October 28, 2005

3

                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
                              26 HARBOR PARK DRIVE
                         PORT WASHINGTON, NEW YORK 11050
                               -------------------
                                 PROXY STATEMENT
                               -------------------


     This proxy statement and accompanying form of proxy are being mailed on or about October 28, 2005 to the stockholders of record of National Medical Health Card Systems, Inc., doing business as NMHCRx, at the close of business on October 21, 2005 in connection with the solicitation of proxies by our board of directors to be voted at an Annual Meeting of Stockholders to be held on December 7, 2005 at 9:30 a.m., at our executive offices located at 26 Harbor Park Drive, Port Washington, New York 11050, and any and all adjournments or postponements thereof (the "annual meeting").

     All shares represented by proxies duly executed and received will be voted on the matters presented at the meeting in accordance with the specifications made in such proxies. In the absence of specified instructions, proxies so received will be voted "FOR" the named nominees to our board of directors for a term of one year (Proposal No. 1) and the ratification of the independent registered public accounting firm (Proposal No. 2). Our board of directors does not know of any other matters that may be brought before the meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees to the board of directors. In the event that any other matter should come before the meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

Record Date and Voting Securities

     The record date for determining the stockholders entitled to vote at the meeting is the close of business on October 21, 2005, at which time we had issued and outstanding 5,002,586 shares of common stock, par value $0.001 per share (the "common stock") and 6,956,522 shares of 7% series A convertible preferred stock, par value $0.10 per share (the "series A preferred stock"). The shares of common stock and the series A preferred stock are the only outstanding securities entitled to vote at the meeting. On each matter to be voted at the meeting, the holders of the common stock have one vote for each share held and the holders of the series A preferred stock have a vote for each share held equal to 83.64% of the number of whole shares of our common stock into which all of such holder's shares of series A preferred stock are convertible.

Quorum

     The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of the common stock and series A preferred stock is necessary to constitute a quorum to transact business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

Vote Required

     Proposal 1- Election of Directors. The nominees receiving the highest number of affirmative votes of the votes cast at the annual meeting either in person or by proxy will be elected as directors.

     Proposal 2-Ratification of Independent Registered Public Accounting Firm. The ratification of our independent registered public accounting firm will require an affirmative vote of the majority of the votes cast at the annual meeting either in person or by proxy.

     If you hold your shares in "street name," and you do not instruct your broker or bank on how to vote your shares, the firm may exercise so-called "discretionary authority" to vote your shares or leave them unvoted. Depending on whether the particular matter subject to a vote is considered "routine" or "non-routine," however, your broker or bank may not have the authority to vote your shares without your instruction. In that situation, the shares that cannot be voted by the broker or bank will be treated as "broker non-votes." Generally speaking, brokers and banks may not vote uninstructed customer shares on matters defined as "non-routine" by the Nasdaq Stock Market, Inc. ("Nasdaq") and/or New York Stock Exchange, although they can exercise discretion to vote uninstructed customer shares on matters deemed routine. Shares held by brokers and banks that do not have discretionary authority to vote uninstructed shares on non-routine matters are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a particular matter, but will be counted in determining whether a quorum is present at the annual meeting. Accordingly, broker non-votes will have no impact on the calculation of votes on either of the two proposals submitted, but will be viewed as present for quorum purposes.

     Please note that brokers and banks may exercise discretionary authority to vote the shares owned beneficially by their customers but with respect to which they have not received instruction from such customers with respect to the election of directors (Proposal No. 1) and ratification of the independent registered public accounting firm (Proposal No. 2), both of which are considered "routine" matters. Therefore, broker non-votes will have no impact on the approval of either of the two proposals, but will be treated as present for quorum purposes.

Revocability of Proxy

     Any of our stockholders giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. You may revoke your proxy by filing with us written notice of revocation or a fully executed proxy bearing a later date. The proxy may also be revoked by voting in person while in attendance at the meeting. However, a stockholder who attends the meeting need not revoke a proxy given and vote in person unless the stockholder wishes to do so. Written revocations or amended proxies should be sent to us at NMHCRx, 26 Harbor Park Drive, Port Washington, New York 11050,
Attention: Corporate Secretary.

     This proxy is being solicited by our board of directors. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial owners of our shares. Solicitations will be made primarily by mail, but certain of our directors, officers or employees may solicit proxies in person or by telephone, telecopier or telegram without special compensation.

     A list of our stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting, during ordinary business hours, from the date of the proxy statement until the annual meeting at our offices, 26 Harbor Park Drive, Port Washington, New York 11050 and also during the meeting for inspection by any stockholder who is present.

Additional Information about Us

     We provide comprehensive pharmacy benefit management services under the name NMHCRX. In addition, we operate a health information company through our wholly owned subsidiary, Integrail, Inc. (NMHCINTEGRAIL), a mail service pharmacy through our wholly owned subsidiary, NMHCRX Mail Order, Inc. (NMHCMAIL), and a specialty pharmacy through our wholly owned subsidiary, NMHCASCEND. Our mission is to improve our clients' members' health through the timely delivery of effective pharmaceutical care and health information management systems.

     We were incorporated in New York in 1981 and reincorporated in Delaware in February 2002. Our executive offices are in Port Washington, New York.

     We entered into an amended and restated preferred stock purchase agreement (the "purchase agreement"), dated as of November 26, 2003, with New Mountain Partners, L.P. ("New Mountain Partners"). Pursuant to the purchase agreement, we agreed, subject to various conditions, to issue to New Mountain Partners a total of 6,956,522 shares of the series A preferred stock at a purchase price of $11.50 per share, for aggregate proceeds of approximately $80 million. On March 19, 2004, we completed the sale of the series A preferred stock to New Mountain Partners and used approximately $49 million of the proceeds of the sale of the series A preferred stock to fund the purchase price pursuant to a tender offer of 4,448,900 shares of its outstanding common stock at $11.00 per share (collectively, the "New Mountain Transaction"). Prior to the closing of the New Mountain Transaction, Bert E. Brodsky, the former chairman of the board of directors, and certain stockholders related to him, held (assuming the exercise of 330,000 options and warrants held by Mr. Brodsky), in the aggregate, approximately 59% of our outstanding common stock and had agreed to and did tender 4,448,900 shares, or approximately 53% of our outstanding common stock, held by them, into the tender offer. No other stockholders tendered shares in the offer.

     Following the completion of the tender offer, and assuming the exercise of 330,000 options and warrants held by Mr. Brodsky, New Mountain Partners owned securities at March 19, 2004 that were initially convertible into approximately 64% of our issued and outstanding common stock and prior to conversion of the series A preferred stock were entitled to cast that number of votes that is equal to approximately 60% of our aggregate voting power. Immediately following the closing of the New Mountain Transaction, New Mountain Partners was entitled to and did nominate and elect 60% of the members of our board of directors.

     The series A preferred stock provides for an initial annual cash dividend equal to 7% of the investment amount, which decreases to 3.5% after the fifth anniversary of issuance. The series A preferred stock is convertible into common stock at a price of $11.50 per share of common stock, or an aggregate of approximately 7 million shares of our common stock.

     The series A preferred stock may be redeemed at our option subsequent to the fourth anniversary of its issuance, subject to certain conditions. After the tenth anniversary of the issuance of the series A preferred stock, each holder of shares of the series A preferred stock may require us to redeem all or a part of that holder's shares of the series A preferred stock.

     As part of the New Mountain Transaction, and upon Mr. Brodsky's sale of stock in the tender offer, Mr. Brodsky stepped down as Chairman of our board of directors, but remained as a director until May 2005. Mr. Steven B. Klinsky, the Managing Member of the general partner of New Mountain Partners and the Managing Member and Chief Executive Officer of New Mountain Capital, LLC, the investment manager of New Mountain Partners, assumed the Chairmanship from Mr. Brodsky. On June 14, 2004, Mr. James Bigl, Chief Executive Officer and President, was appointed Chairman of our board of directors with Mr. Klinsky assuming the newly created role of Lead Non-Executive Director. On August 30, 2004, Mr. Bigl resigned as our Chief Executive Officer and President. Mr. Bigl remains the Chairman of our board of directors and serves as a consultant. Effective August 30, 2004, we appointed Mr. James F. Smith, as our Chief Executive Officer and President.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information with respect to the compensation paid, earned, or awarded by us to our chief executive officer and other executive officers whose salary and bonus exceeded $100,000 in all capacities during the fiscal years ended June 30, 2005, 2004 and 2003. We refer to these six executive officers as our "named executive officers."

                                                                                 Long-term
                                               Annual Compensation              Compensation
                                          ----------------------------          -------------
                                                                                 Securities
    Name and Principal     Fiscal                              Other Annual       Underlying        All Other
         Position           Year     Salary       Bonus        Compensation     Options Granted    Compensation
   -------------------     ------    ------       -----        ------------     ---------------    ------------

 James J. Bigl............  2005      94,999       --                --                 --           105,982(3)
    Chairman of the         2004     326,669      253,500            --               50,000         505,963(4)
    Board (1)               2003     264,539      247,500            --               50,000           3,637(5)

 James F. Smith...........  2005     262,500      200,000            --              126,552           4,480(6)
    Chief Executive
   Officer & President (2)

 Stuart Fleischer.........  2005     240,000      102,000            --               24,803           6,120(6)
    Chief Financial         2004     173,538        87,500           --               95,000           4,003(8)
   Officer (7)

 Bill Masters.............  2005     149,423        69,300           --               56,862             --
    Chief Information
   Officer (9)

 Tery Baskin..............  2005     208,461        69,000           --               32,761           5,211(6)
    Chief Marketing         2004     188,327        78,125          32,184(10)        15,000         194,707(11)
     Officer                2003     172,308        50,000          32,184(10)        20,000           4,220(5)

 Patrick McLaughlin.......  2005     186,538        92,000           --               27,148             --
    President, PBM          2004     172,225        76,563           --               15,000             --
   Services (12)
                            2003     146,646        30,000           --               15,000             --




---------------------
(1) On June 14, 2004, Mr. Bigl was appointed our Chairman of the board of directors. Mr. Bigl was our Chief Executive Officer from April 2002 and President from June 2000 up until his resignation on August 30, 2004 but continued to serve as a consultant to us after his resignation from such positions.

(2) Mr. James Smith was appointed our Chief Executive Officer and President as of August 30, 2004.

(3)        $104,170 was attributable to fees paid to Mr. Bigl as a consultant.
           $1,812 represents the aggregate amount contributed by us under our 401(k) Plan as of June 30, 2005, some of which amount was funded subsequent to June 30, 2005.

(4) $5,963 represents the aggregate amount contributed by us under our 401(k) Plan as of June 30, 2004, some of which amount was funded subsequent to June 30, 2004. In addition, Mr. Bigl received in the fiscal year ended June 30, 2004, a $500,000 transaction bonus in connection with the New Mountain Transaction.

(5) Represents the aggregate amount contributed by us under our 401(k) Plan as of June 30, 2003, some of which amount was funded subsequent to June 30, 2003.

(6) Represents the aggregate amount contributed by us under our 401(k) Plan as of June 30, 2005, some of which amount was funded subsequent to June 30, 2005.

(7) On October 2, 2003, we appointed Stuart F. Fleischer as our Chief Financial Officer.

(8) Represents the aggregate amount contributed by us under our 401(k) Plan as of June 30, 2004, some of which amount was funded subsequent to June 30, 2004.

(9)        Bill Masters was appointed Chief Informational Officer on October 4,
           2004.

(10) Represents payments to Mr. Baskin under a bank loan collateralized by automobile and life insurance premiums.

(11) $4,707 represents the aggregate amount contributed by us under our 401(k) Plan as of June 30, 2004, some of which amount was funded subsequent to June 30, 2004. Also, Mr. Baskin received in the fiscal year ended June 30, 2004, a $190,000 transaction bonus in connection with the New Mountain Transaction, of which $95,000 was paid subsequent to June 30, 2004.

(12) Mr. McLaughlin has submitted his resignation to us, effective November 4, 2005.


Option Grants in Last Fiscal Year Table

     The following table sets forth certain information concerning individual grants of stock options to the named executive officers during the fiscal year ended June 30, 2005:

                                                                                        Potential Realizable
                                                                                               Value at
                                                                                          Assumed Annual Rates
                                                                                                 of Share
                                                                                          Price Appreciation
                                           Individual Grants                                 for Option Term
                             ---------------------------------------------------------- ----------------------
                             Number of      % of Total
                            Securities        Options
                            Underlying      Granted to      Exercise or
                              Options      Employees in      Base Price  Expiration
Name                          Granted       Fiscal Year      ($/Share)     Date         5% ($)     10% ($)
--------------------       -----------     -------------    ------------ -----------  ---------   ---------

James F. Smith...........     100,000(1)         24.2         24.51       7/31/14     1,541,421   3,906,263
                               26,552(2)          6.4         22.45      12/20/14       374,879     950,018
Stuart Fleischer..........     15,000(3)          3.6         22.22        1/3/15       209,611     531,194
                                9,803(2)          2.3         22.45      12/20/14       138,405     350,747
Bill Masters..............     50,000(4)         12.1         19.80       10/3/14       622,606   1,577,805
                                6,862(2)          1.6         22.45      12/20/14        96,882     245,519
Tery Baskin...............     25,000(5)          6.0         22.22        1/3/15       349,351     885,324
                                7,761(2)          1.8         22.45      12/20/14       109,575     277,685

Patrick McLaughlin........     20,000(6)          4.8         22.22        1/3/15       270,481     708,259
                                7,148(2)          1.7         22.45      12/20/14       100,920     255,752

---------------------

     (1) Exercisable over a four year period to the extent of 20,000 shares of common stock in each of August 2004, 2005, 2006, and 2007.

     (2) Cliff vesting options granted pursuant to a long term incentive plan exercisable at the end of the four year period in December 2008 but vesting may accelerate as follows if we meet certain performance milestones: (i) 50% vested in December 2006 if at least 30% growth in our average net income; (ii) 75% vested in December 2007 if at least 30% growth in our average net income; and
(iii) 100% vested in December 2007 if at least 35% growth in our average net income.

     (3) Exercisable over a four year period to the extent of 3,750 shares of common stock in January 2006, 2007, 2008 and 2009.

     (4) Exercisable over a four year period to the extent of 12,500 shares of common stock in October 2005, 2006, 2007 and 2008.

     (5) Exercisable over a four year period to the extent of 6,250 shares of common stock in January 2006, 2007, 2008 and 2009.

     (6) Exercisable over a four year period to the extent of 5,000 shares of common stock in January 2006, 2007, 2008 and 2009.

Aggregated Option Exercises in Last Fiscal
Year and Fiscal Year-End Option Value Table

     The following table sets forth certain information concerning each stock option exercised during the fiscal year ended June 30, 2005 by each of the named executive officers and the value of unexercised options held by such officers at the end of the fiscal year ended June 30, 2005:


                                                            Number of Securities        Value of Unexercised In-
                                                          Underlying Unexercised         the-Money Options at
                          Shares                         Options at June 30, 2005          June 30, 2005 (1)
                        Acquired on   Value Realized                (#)                            ($)
Name                      Exercise          ($)          Exercisable/Unexercisable      Exercisable/Unexercisable
----                   -------------  --------------    --------------------------     ---------------------------

James J. Bigl..........    78,000        1,099,840             396,000/10,000                  5,165,460/0
James F. Smith.........         0                0                  0/126,552                     0/42,749
Stuart Fleischer.......     7,686           84,930              18,981/93,136              209,740/632,713
Bill Masters...........         0                0                   0/56,862                    0/224,048
Tery Baskin............    18,501          370,395              38,101/47,761               533,291/58,495
Patrick McLaughlin.....    75,000          751,640              65,000/42,148               768,900/48,308



(1) Value of an unexercised in-the-money option is determined by subtracting the exercise price per share from the fair market value per share for the underlying shares as of June 30, 2005, multiplied by the number of such underlying shares. The fair market value of our common stock is based upon the last reported sale price as reported on the Nasdaq National Market on June 30, 2005 ($24.06 per share).


Employee Contracts and Termination of
Employment and Change-in-Control Arrangements

     Employment Agreement with James J. Bigl. We entered into an amended and restated employment agreement with Mr. Bigl on June 14, 2004 to serve as our President and Chief Executive Officer and Chairman of the board of directors at an annual base salary of $325,000, subject to adjustment by the compensation committee of our board of directors. Mr. Bigl would serve as our President and Chief Executive Officer until the appointment of a successor, after which Mr. Bigl would continue to serve as our independent consultant at an annual fee of $125,000. See "Certain Relationships and Related Transactions - Consultancy Relationship with our Chairman of the Board of Directors" for further discussion of the terms of Mr. Bigl's consultancy relationship." Pursuant to this agreement, Mr. Bigl was entitled to (x) participation in the bonus pool for senior executives and (y) payment for non-itemized expenses incurred in the performance of his duties in an amount of $10,000 per calendar quarter during his employment as a President and Chief Executive Officer. The agreement also provides for certain termination benefits, which depending upon the reason for termination, can equal up to two years of salary and bonus. The employment agreement also contains a perpetual confidentiality provision, and noncompetition and nonsolicitation provisions effective during the term of his employment and for a period of two and three years thereafter, respectively. In addition, we agreed to hold Mr. Bigl harmless from any golden parachute tax imposed as a result of any of the payments made under the employment agreement and any stock option agreements with us.

     Employment Agreement with James F. Smith. On August 30, 2004, we entered into an employment agreement with James F. Smith to serve as President and Chief Executive Officer for a term of two years at an annual salary of $325,000 and an annual bonus in accordance with our executive management bonus plan. The employment agreement also contains a confidentiality provision and noncompetition and noninterference provisions, all effective during the employment term and for a period of two years following his employment or his severance period. The agreement also provides for a car allowance of $600 per month and certain termination benefits, which, depending on the reason for termination, can equal up to two years salary and benefits. In addition, we granted to Mr. Smith an incentive stock option to purchase 100,000 shares of common stock at $24.51 per share. Such options vest annually over a four year period, commencing on August 30, 2005 and expiring on August 30, 2014, with 40,000 shares vested as of August 30, 2005.

     Employment Agreement with Stuart Fleischer. Effective as of October 1, 2003, we entered into an employment agreement with Stuart Fleischer to serve as Chief Financial Officer at an annual base salary of $240,000. The agreement will automatically renew for additional one-year terms and the salary is subject to annual increases and an annual bonus in accordance with our executive management bonus plan. In addition, Mr. Fleischer was granted an incentive stock option to purchase 80,000 shares of common stock at $13.01 per share. Such shares vest annually over a three-year period commencing one year from his employment date and expiring on October 7, 2013. The agreement also provides for a monthly car allowance of $400 and certain termination benefits which can equal up to one year's salary. In addition, on January 3, 2005, we granted Mr. Fleischer an option to purchase 15,000 shares of common stock at $22.22 per share. Such options vest over a four year period commencing on January 3, 2006 and expire on January 3, 2015.

     Employment Agreement with Tery Baskin. We entered into an employment agreement with Tery Baskin effective June 4, 2001, as amended to date, for an initial one-year term and extends until terminated by either party upon 30 days prior written notice, which superseded his prior employment agreement with us. The employment agreement provides that Mr. Baskin will serve as our Chief Operating Officer at an annual base salary of $150,000, in addition to the ability to participate in the bonus pool for senior executives. Effective April 2003, Mr. Baskin's title was changed to Chief Marketing Officer and on August 1, 2003, Mr. Baskin's annual base salary was increased to $190,000 and in January 2005, his salary was increased to $230,000. Furthermore, the agreement provides that we will provide Mr. Baskin with an automobile allowance. In the event of a change of control, Mr. Baskin is entitled to receive a transaction bonus of up to 100% of his current base salary. In connection with the New Mountain Transaction, Mr. Baskin was entitled to receive and did receive a total transaction bonus in the amount of $190,000 under his employment agreement payable in two installments, the first upon the closing of the New Mountain Transaction and the second on the earlier of (x) the six month anniversary of the closing of the New Mountain Transaction and (y) the effective date of the termination of his employment with us for a reason other than cause (as such term is defined in his employment agreement). The employment agreement also contains a perpetual confidentiality provision, noncompetition and noninterference provisions effective during the term of his employment and for a period of eighteen months after the severance period, and a nonsolicitation provision effective during the term of his employment and for a period of three years after the severance period. In addition, the agreement provides for certain termination benefits, which, depending upon the reason for termination, can equal up to six months salary. In connection with the employment agreement, we granted to Mr. Baskin an incentive stock option to purchase 15,000 shares of common stock at $4.00 per share. Such option vests over a three year period commencing June 4, 2002 and expires on June 4, 2006. On July 20, 2000, we granted to Mr. Baskin incentive stock options to purchase 40,000 shares of common stock at $4.00 per share. Such stock option vests over a five year period commencing July 20, 2001 and expires on July 20, 2006. On August 10, 2001, we granted to Mr. Baskin incentive stock options to purchase 2,000 shares of common stock at $3.50 per share. Such option vests over a three year period commencing August 10, 2002 and expires on August 10, 2006. On August 1, 2002, we granted to Mr. Baskin an incentive stock option to purchase 20,000 shares of common stock at $8.60 per share. Such option vests over a three year period commencing August 1, 2003 and expires on August 1, 2007. On September 19, 2002, we granted to Mr. Baskin an incentive stock option to purchase 5,000 shares of common stock at $8.15 per share. Such option vests over a three year period commencing September 19, 2003 and expires on September 19, 2007. On August 1, 2003, we granted Mr. Baskin an incentive stock option to purchase 20,000 shares of common stock at $11.50 per share. Such option vests over a three year period commencing August 1, 2004 and expires on August 1, 2008. Upon the closing of the New Mountain Transaction, options granted to Mr. Baskin covering 58,331 shares of common stock became fully vested and immediately exercisable. On January 3, 2005, we granted Mr. Baskin an option to purchase 25,000 shares of common stock at $22.22 per share. Such options vest annually over a four year period commencing on January 3, 2006 and expires on January 3, 2015.

     Employment Agreement with Bill Masters. On October 4, 2004, we entered into an employment agreement with Bill Masters to serve as Chief Information Officer for a term of two years at an annual salary of $210,000 and an annual bonus in accordance with our executive management bonus plan. The employment agreement also contains a confidentiality provision and a noncompete provision, effective during the employment term and for a period of two years following his employment or severance period. It also contains a noninterference provision effective during the employment term and for a period of three years following his employment or severance period. The agreement also provides for certain termination benefits, which, depending on the reason for termination can equal up to six months salary and benefits. In addition, Mr. Masters was granted incentive stock options to purchase 50,000 shares of common stock at $19.80 per share. Such options vest annually over a four-year period commencing on the first anniversary of his employment and expires on October 3, 2014.

     Employment Agreement with Patrick McLaughlin. Effective as of January 29, 2002, we entered into an employment agreement with Patrick McLaughlin to serve as our Executive Vice President of Managed Care. The term of this agreement extended through April 2004. Mr. McLaughlin is entitled to receive an annual base salary of $140,000, subject to increase, and an annual bonus payable in accordance with our management bonus plan. Effective April 2003, Mr. McLaughlin's title was changed to President of our Pharmacy Benefit Management division. In the event the employment agreement is terminated by us (x) prior to Mr. McLaughlin's second year anniversary for any reason other than (A) for cause, or (B) as a result of the death or permanent disability of Mr. McLaughlin, or (y) as a result of Mr. McLaughlin's resignation following an uncured material breach of our obligations under this agreement, Mr. McLaughlin is entitled to receive a severance amount equal to his current base salary and benefits for a six month period. In addition, we pay Mr. McLaughlin a monthly car allowance. Furthermore, the employment agreement contains a perpetual confidentiality provision, and noncompetition and nonsolicitation provisions effective during the term of his employment and for one and two years, respectively, after his employment has terminated. On October 4, 2005, Mr. McLaughlin submitted his resignation. On January 29, 2002, we granted Mr. McLaughlin an incentive stock option to purchase 125,000 shares of common stock at $12.45 per share. Such option vests in accordance with the contingent payment terms of the Asset Purchase Agreement dated January 29, 2002 with Health Solutions Ltd., HSL Acquisition Corp., and the other persons named therein (See "Item 1--Description of Business--Recent Acquisitions and Developments" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2003) and otherwise over a nine year period and expires on January 28, 2012. On August 1, 2003, Mr. McLaughlin's annual base salary was increased to $175,000 and we granted Mr. McLaughlin an incentive stock option to purchase 15,000 shares of common stock at $11.50 per share. Such option vests over a three year period commencing August 1, 2004 and expires on August 1, 2008. Upon the closing of the New Mountain Transaction, options granted to Mr. McLaughlin covering 15,000 shares of common stock accelerated and became fully vested and immediately exercisable. Effective January 2005, we increased Mr. McLaughlin's salary to $200,000 and granted him an option to purchase 20,000 shares of common stock at $22.22 per share. Such option vests over a four year period commencing on January 3, 2006 and expires on January 3, 2015.


                      EQUITY COMPENSATION PLAN INFORMATION

         The following table provides information about the securities authorized for issuance under our equity compensation plans as of June 30, 2005:



                                 Number of                                 Number of securities remaining
                           securities to be issued    Weighted-average     available for future issuance under
                              upon exercise of       price of outstanding    equity compensation plans (2)
                            outstanding options,     options, warrants     (excluding securities reflected in
                           warrants, and rights(1)       and rights                  column (a))
                         -------------------------  ---------------------  ------------------------------------
                                     (a)                     (b)                         (c)
Equity Compensation
  Plans approved by
  security holders                1,441,213                $16.52                     2,199,418
Equity Compensation
  Plans not approved by
  security holders                    --                      --                            --

--------------------
(1) Reflects aggregate option outstanding under the 1999 Stock Option Plan, as amended (the "Plan").

(2) Includes securities remaining available for issuance under the Plan and our 2000 Restricted Stock Grant Plan.

     Under Items 306 and 402(a)(9) of Regulation S-K promulgated by the SEC, neither the "Report of the Compensation Committee," the "Report of the Audit Committee" nor the "Stock Price Performance Graph" shall be deemed to be "soliciting material" or to be "filed" with the SEC for purposes of the Securities Exchange Act of 1934, as amended, nor shall either report or the graph be deemed to be incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934, as amended or the Securities Act of 1933, as amended.




                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information, as of October 21, 2005, concerning the persons or entities known to us to be the beneficial owner of more than 5% of the shares of our common stock as well as the number of shares of common stock that our directors and certain executive officers beneficially own, and that our directors, director nominee and executive officers own as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned. Unless otherwise indicated, the business address of each stockholder listed below is c/o National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050.






                                                                   Number of Shares      Percentage
Name of Beneficial Owner                       Title of Class    Beneficially Owned(1)     Owned
-------------------------                     --------------    ---------------------    ---------

Principal Stockholders:


New Mountain Partners, L.P...............    series A preferred     6,790,797(2)          57.6%**
  787 Seventh Avenue, 49th Floor                 stock
  New York, NY  10019

New Mountain Affiliated Investors, L.P.....  series A preferred       165,725(2)           3.2%**
  787 Seventh Avenue, 49th Floor                  stock
  New York, NY  10019

Directors and Executive Officers:

 Steven B. Klinsky (3)....................... series A preferred    6,956,522(2)          58.2%**
                                                    stock
Michael B. Ajouz.............................         -                     -                 -
Michael T. Flaherman.........................         -                     -                 -
Robert R. Grusky ............................         -                     -                 -
Daniel B. Hebert ............................         -                     -                 -
David E. Shaw ...............................         -                     -                 -
G. Harry Durity..............................   common stock             6,667(4)             *
Gerald Angowitz..............................   common stock            22,334(5)             *
Paul Konigsberg..............................   common stock            23,000(6)             *
James J. Bigl................................   common stock           342,500(7)          4.6%
James F. Smith...............................   common stock            44,000(8)             *
Tery Baskin..................................   common stock           141,638(9)          2.8%
Patrick McLaughlin...........................   common stock             8,750(10)            *
Stuart Fleischer.............................   common stock            57,084(11)         1.1%
Bill Masters.................................   common stock            12,500(12)            *
All executive officers and directors
as a group (15 persons)......................   common stock         7,614,695(13)        66.7%**


------------------------
*   Less than 1%
** Assuming the conversion into common stock of (a) in the case of New Mountain Partners, L.P. and New Mountain Affiliated Investors, L.P., only the shares of series A preferred stock held by such person and (b) in the case of Mr. Klinsky and all executive officers and directors as a group, the shares of series A preferred stock held by New Mountain Partners, L.P. and New Mountain Affiliated Investors, L.P. Common stock issuable upon conversion of the series A preferred stock is included in the number of outstanding shares (denominator) calculation only for these persons.

     (1) The number of shares beneficially owned includes outstanding shares of our common stock held by that person and shares of our common stock issuable upon exercise of stock options exercisable within 60 days of October 21, 2005.

     (2) Assuming the conversion into common stock of (a) in the case of New Mountain Partners, L.P. and New Mountain Affiliated Investors, L.P., the shares of series A preferred stock held by such person and (b) in the case of Mr. Klinsky and all executive officers and directors as a group, the shares of series A preferred stock held by New Mountain Partners, L.P. and New Mountain Affiliated Investors, L.P.

     (3) New Mountain Investments, L.P. ("NMI") is the general partner of New Mountain Partners, L.P. New Mountain GP, LLC ("NM") is the general partner of each of New Mountain Partners, L.P, and New Mountain Affiliated Investors, L.P. Mr. Klinsky is the sole member of NM; his address is 787 Seventh Avenue, 49th Floor, New York, NY 10019. Each of Mr. Klinsky and NM disclaims beneficial ownership of the shares that may be owned by New Mountain Partners, L.P., New Mountain Affiliated Investors, L.P. and NMI, except to the extent of his and its pecuniary interest therein.

     (4) Includes 6,667 shares of common stock issuable pursuant to exercisable options.

     (5) Includes 22,334 shares of common stock issuable pursuant to exercisable options.

    (6) Includes 23,000 shares of common stock issuable pursuant to exercisable options.

    (7) Includes 340,500 shares of common stock issuable pursuant to exercisable options.

    (8) Includes 40,000 shares of common stock issuable pursuant to exercisable options.

    (9) Includes 41,851 shares of common stock issuable pursuant to exercisable options.

    (10) Includes 8,750 shares of common stock issuable pursuant to exercisable options.

    (11) Includes 49,398 shares of common stock issuable pursuant to exercisable options.

    (12) Includes 12,500 shares of common stock issuable pursuant to exercisable options.

    (13) Includes all of the shares that are included in the table above.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with Medical Arts Office Services, Inc.

     Medical Arts Office Services, Inc. ("Medical Arts"), of which Mr. Brodsky is the sole stockholder, provides us with certain legal, human resources, accounting and administrative services (including payroll processing) pursuant to a verbal agreement, terminable at will by either party. During the fiscal year ended June 30, 2005, the total payments made by us to Medical Arts were $148,112, of which $29,782 was paid for legal services and $118,330 was paid for human resources and administrative services. Management believes that the hourly rates charged by Medical Arts are as fair to us as those that could be obtained from an unaffiliated third party, although no independent fee quotes have been obtained. In connection with the New Mountain Transaction, on October 23, 2003 we entered into a written agreement with Medical Arts to provide the same services under the same terms and conditions that had been agreed to under the verbal agreement, which is scheduled to expire on April 23, 2005, but is terminable by us for any reason upon ninety days written notice. We gave notice to terminate the agreement with Medical Arts, effective January 1, 2005.

Our Relationship with P.W. Capital, LLC

     We lease a two family house in Port Washington, New York (near our offices) from P.W. Capital, LLC, of which Muriel Brodsky, the wife of our former chairman of the board of directors and former director, is the sole equity holder and Mr. Brodsky is the president. We use these properties for out-of-town employees. We evaluated the cost of hotels for these individuals and determined it was more cost efficient to rent the house at an initial annual rate of $66,000 plus escalations. During the fiscal year ended June 30, 2005, we paid P.W. Capital, LLC $74,846 in rent for this facility.

Consultancy Relationship with Our Chairman of the Board of Directors

     Our Chairman of the board of directors and former President and Chief Executive Officer, James J. Bigl, serves as our nonexclusive, independent consultant for a period of two years commencing on August 30, 2004, unless sooner terminated by either party upon 30 days notice pursuant to the amended and restated employment agreement, dated June 14, 2004. See "Executive Compensation - Employee Contracts, Termination of Employment and Change-in-Control Arrangements" for a discussion of the terms of the amended and restated employment agreement. Mr. Bigl receives an annual consulting fee of $125,000 and serves as a senior level consultant to the board of directors with regard to both transition matters and other strategic matters. Mr. Bigl is entitled to a $125,000 lump sum payment if he is terminated by us or terminates for cause prior to the end of his two year engagement. During the fiscal year ended June 30, 2005, we paid Mr. Bigl $104,170 for his consultancy services.

Real Estate

     We occupied approximately 26,500 square feet of office space at 26 Harbor Park Drive, Port Washington, NY 11050 until April 30, 2004 (the "Leased Premises"). We sublease the Leased Premises from BFS Realty, LLC ("BFS Realty"). Our former chairman of the board of directors and former director, Bert E. Brodsky, is the operating manager of BFS Realty and all of the equity interests in BFS Realty are held in Irrevocable Trusts of Lee Jared Brodsky, David Craig Brodsky, Jeffrey Holden Brodsky, and Jessica Brodsky Miller, each of which is a trust established for the benefit of Mr. Brodsky's children. BFS Realty leases the Leased Premises from the Nassau County Industrial Development Agency, pursuant to a lease which was entered into by the agency and BFS Realty in December 2004, and which expires in December 2015. BFS Realty has the right to purchase the Leased Premises upon expiration of the lease for a purchase price of $1. BFS Realty subleases a portion of the Leased Premises to us (the "Lease"). As of November 1, 2001, we and BFS Realty amended the Lease. The Lease provided that, effective August 1, 2001, the rent payable by us will be an aggregate annual rent of $308,000 with annual rent increases. While formerly we made estimated monthly real estate tax, utilities and maintenance-expense payments to BFS Realty, the Lease provided that we would pay our pro-rata share of such expenses directly, to the entities to whom payment must be made. The annual rent would increase by 5% per year during the term of the Lease.

     Additional space was built in the Leased Premises which allowed us to reconfigure our existing space and to move all of our employees in Port Washington into contiguous space. We and BFS Realty amended the Lease for the space on October 23, 2003 and April 26, 2004. Effective on the occupancy date of the new space, as of May 1, 2004, BFS Realty leased additional square footage in the Leased Premises to us. The total space leased by us is currently 37,108 square feet. The Lease provides that, effective May 1, 2004, the rent payable by us shall be in an aggregate annual rent of $594,678 over a ten year term, plus expenses related to real estate taxes, utilities and maintenance which are paid directly to the entities to whom payment must be made. Annual rent increases will be based upon the Consumer Price Index plus 2.5% subject to a maximum annual cap of 3.5%. The Lease expires ten years from the occupancy date of May 1, 2004. In addition, we have early termination rights which we may exercise by delivery of a notice to BFS Realty 60 days prior to the end of the April 30, 2009 lease year. In consideration of such early termination rights, we would pay to BFS Realty the rent that would otherwise be payable by us to BFS Realty for the succeeding 30 months and subject to adjustments if BFS Realty is able to lease the Leased Premises to another party during said 30 month period. Leasehold improvements made to this space during the years ended June 30, 2005 and 2004 were approximately $953,000 and $1,906,000, respectively.

     We entered into two leases with Living in Style, LLC, an entity owned by three of our current or former executive officers, Agnes Hall, Tery Baskin and James J. Bigl. In connection with the acquisition of Centrus, which we completed in January 2002, additional "hotel" space was required for the use of our out-of-town employees in lieu of renting multiple hotel rooms. Therefore, we entered into these two leases (in addition to our lease with P.W. Capital, LLC) to rent two additional houses. These leases expire on April 30, 2007. The total rent paid during the fiscal year ended June 30, 2005 was $140,073. In connection with the New Mountain Transaction, we amended our leases with Living in Style, LLC on October 30, 2003, to provide for the termination of such leases by us with the greater of six months' notice or the period of time equal to 50% of the remaining terms of such leases.

     We believe each of the related transactions described above in this section "Certain Relationships and Related Transactions" was negotiated on terms as favorable in the aggregate as could have been obtained from unrelated third parties.

Indebtedness of Management

     For fiscal year ended June 30, 2005, our officers, directors and affiliates have no indebtedness to us.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

     Recently adopted National Association of Securities Dealers, Inc. ("NASD") rules require most companies whose stock is quoted on the Nasdaq, following their first annual stockholders meeting after January 15, 2004, to have a board of directors composed of a majority of independent directors, as determined and defined under NASD Rule 4350(c), and to comply with certain other requirements for committees and independent directors. Companies that are controlled by a single stockholder or a group of stockholders acting together are eligible to utilize an exemption from certain of the requirements under NASD Rule
4350(c)(5), including the requirement that a majority of directors be independent. We are a "controlled company," as defined in Nasdaq's new rules, because New Mountain Partners owns more than 50% of our voting power. Accordingly, we have availed ourselves of the exemption from the rule requiring a majority of the directors be independent.

     Our board of directors consisted of ten members until October 28, 2005 when it was increased to an eleven (11) member board. Our current certificate of incorporation provides that each member of the board of directors shall be elected for a one-year term at each annual meeting of stockholders. All of the current directors' terms will expire at this annual meeting. As a result of the New Mountain Transaction, New Mountain Partners, as a holder of series A preferred stock, is entitled to elect 60% of the members of our board of directors and the common stockholders are entitled to elect the remaining 40% of the members of our board of directors. All eleven (11) members of the board which the common stockholders and series A preferred stockholders are entitled to elect are to be elected at the annual meeting.

     The persons named in the enclosed proxy will vote to elect as directors the nominees named below, all of whom are presently serving as directors, with the exception of Daniel B. Hebert, who is not a current director, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designed by our board of directors. Each director will be elected to hold office until the next annual meeting of stockholders subject to the election and qualification of his successor and to his earlier death, resignation or removal.

     The following text presents information as of the date of this proxy statement concerning persons nominated for election as common stock directors and persons nominated for election as series A preferred stock directors, including in each case his name, his age as of October 21, 2005, his current membership of Committees of the board of directors, his principal occupations or affiliations during the last five years and certain other directorships held by him.

Nominees for Common Stock Directors

     The following are the four incumbent nominees for common stock directors:

     James J. Bigl. Mr. Bigl, 42, has served as our Chairman of the board of directors since June 2004. Mr. Bigl served as Chief Executive Officer from April 2002 until August 30, 2004, as a director from April 2002 until June 2004, as
President from June, 2000 until August 30, 2004 and has been serving as a consultant since August 2004. Immediately prior to joining us, Mr. Bigl served as President and CEO of York HealthNet, SelectPro and USI Care Management ("USI"). In late 1998, Mr. Bigl directed the sale of the Pharmacy Benefit Management Company he founded at Yale-New Haven Health to USI. Beginning in October of 1994, Mr. Bigl oversaw the wide ranging operations, including home infusion, managed care operations, real estate and retail pharmacy, at Yale-New Haven Health's for-profit division. For the last sixteen years, Mr. Bigl has been working in the retail pharmacy and pharmacy benefit management industries.

     James F. Smith. Mr. Smith, 56, became our Chief Executive Officer and President on August 31, 2004 and has been serving as a director since May 2005. From April 2000 to July 2004, Mr. Smith served as senior vice president of healthcare services and government relations at CVS Corporation. From 1999 to 2000, he served as senior vice president of e-commerce at Eckerd Corporation, and from 1997 to 1999, he served as senior vice president of managed care operations at Eckerd Services. Mr. Smith has also served as vice president of managed care operations at TDI Managed Care from 1994 to 1997. His other positions include vice president of Express Pharmacy Service operations from 1992 to 1994, and vice president of loss prevention and operational audit at Thrift Drug from 1986 to 1992. He was a member of the board of directors of Pharmaceutical Care Management Association (PCMA) and in 1999 served as its chairman.

     Gerald Angowitz. Mr. Angowitz, 56, has served as a director for us since June 26, 1998. Mr. Angowitz presently works as a management consultant through the Angowitz Company, which provides consulting services. Mr. Angowitz had served as Senior Vice President of Human Resources and Administration for RJR Nabisco, Inc. ("RJR"), a consumer products manufacturer, from March 1995 until December 1999. Mr. Angowitz previously served as Vice President of Human Resources for RJR from February 1994 to March 1995 and Vice President of employee benefits at RJR from January 1992 to February 1994. Mr. Angowitz also serves as the Chairman of our compensation committee and a member of our audit committee and nominating and corporate governance committee.

     Paul J. Konigsberg. Mr. Konigsberg, 68, has served as a director for us since November 2000. Mr. Konigsberg is a certified public accountant and has been a senior partner in the accounting firm of Konigsberg Wolf & Co., P.C. since 1970. Mr. Konigsberg also serves as the Chairman of our audit committee and a member of our compensation committee and nominating and corporate governance committee. He is a member of the Board of Directors of Gramercy Capital Corporation. From January 1998 until October of 2002, Mr. Konigsberg also served on the board of directors of Sandata.

Nominees for Series A Preferred Directors

     The following are the six incumbent nominees for series A preferred directors:

     Steven B. Klinsky. Mr. Klinsky, 49, served as our Chairman of the board of directors from March 19, 2004 until June 14, 2004 and currently serves as a director for us. Mr. Klinsky is the founder and has been the managing member and chief executive officer of New Mountain Capital, LLC since January 2000. From 1986 to June 1999, Mr. Klinsky was a general partner of Forstmann Little & Co., a private equity firm. He is a director of Strayer Education, Inc., where he served as non-executive Chairman from March 2001 until February 2003. Mr. Klinsky also serves on the board of directors of Surgis, Inc., Overland Solutions, Inc., and Apptis Holdings, Inc. MailSouth Inc. and Deltek Systems Inc. In addition, Mr. Klinsky serves as the Chairman of our nominating and corporate governance committee and a member of our compensation committee.

     Michael B. Ajouz. Mr. Ajouz, 31, has served as a director for us since March 19, 2004. Mr. Ajouz is a managing director of New Mountain Capital, LLC, joined New Mountain Capital as a principal in September 2000. From July 1998 to September 2000, Mr. Ajouz was an executive in the New York office of Kohlberg Kravis Roberts & Co., where he worked on transactions in a variety of industries. From August 1996 to July 1998, Mr. Ajouz was an investment banking professional in the Mergers and Acquisitions Department of Goldman, Sachs & Co., where he evaluated and executed numerous strategic transactions. From August 1995 to May 1996, he was a professional at the economic consulting firm Cornerstone Research. Mr. Ajouz also serves on the board of directors of Surgis, Inc. and Apptis Holdings, Inc.

     G. Harry Durity. Mr. Durity, 58, has served as a director for us since March 19, 2004. Mr. Durity has been a senior advisor to New Mountain Capital, LLC since May 2005. Previously, Mr. Durity was a corporate vice president of worldwide business development for Automatic Data Processing, Inc., or ADP, which he joined in August 1994. Mr. Durity headed ADP's mergers and acquisitions group and was a member of ADP's executive committee. From February 1993 to August 1994, Mr. Durity worked for Revlon Consumer Products Company as a senior vice president of corporate development and also served on Revlon's executive committee. From January 1990 to January 1993, Mr. Durity was president of the Highlands Group, a boutique merger and acquisition advisory firm. From October 1980 to December 1989, Mr. Durity served as a vice president of corporate development for RJR Nabisco, Inc. Mr. Durity also serves as a member of our audit committee.

     Michael T. Flaherman. Mr. Flaherman, 40, has served as a director for us since March 19, 2004. Mr. Flaherman is a managing director of New Mountain Capital, LLC, joined New Mountain Capital as a senior advisor in January 2003. From January 1995 to January 2003, Mr. Flaherman served as a member of the Board of Administration of the California Public Employees' Retirement System, or CalPERS, the largest pension system in the United States. In his capacity as chairman of the investment committee of the CalPERS' board from March 2000 to January 2003, Mr. Flaherman led board decision-making on all aspects of CalPERS' investment strategy, including asset allocation, as well as CalPERS' investment program in domestic and international equity and fixed income, real estate and private equity. Mr. Flaherman also participated in decision-making about CalPERS' health benefits program, including pharmacy benefits. From August 1993 to March 2000, Mr. Flaherman worked as an economist for the San Francisco Bay Area Rapid Transit District.

     Robert R. Grusky. Mr. Grusky, 47, has served as a director for us since March 19, 2004. Mr. Grusky is the managing member of Hope Capital Management, LLC, the investment manager of Hope Capital Partners, L.P., an investment partnership, since its inception in 2000. Mr. Grusky was a co-founder and principal of New Mountain Capital, LLC from January 2000 to December 2004. In January 2005 he became a senior advisor to New Mountain Capital, LLC. From April 1998 to December 1999, Mr. Grusky served as president of RSL Investments Corporation. From July 1985 to April 1997, with the exception of 1990-1991 when he was on a leave of absence to serve as a White House Fellow and Assistant for Special Projects to the Secretary of Defense, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co., first in its Mergers & Acquisitions Department and then in its Principal Investment Area. Mr. Grusky is also a member of the board of directors of Strayer Education, Inc. and Surgis, Inc.

     David E. Shaw. Mr. Shaw, 54, has served as a director for us since December 8, 2004. Mr. Shaw has been a senior advisor to New Mountain Capital, LLC since February 2004. Mr. Shaw is the managing partner of Black Point Partners LLC, a private investment company which he founded in 1997 and he currently serves as a consultant and limited partner to Venrock Associates. He is also the founder and, from 1984 to 2002, served as the Chairman and Chief Executive Officer of IDEXX Laboratories, Inc., a publicly-held biotechnology, medical device and software company and has been a founding investor and/or director of several high technology companies including Cytyc and Microbia. Since 2002, he has served on the advisory board of the Harvard University John F. Kennedy School of Government and from 2002-2003, he served on the faculty of Harvard's Center for Public Leadership. Since 1989, he has been on the Board of Governing Trustees and served as the Chair of The Jackson Laboratory, a leading genetics research institute from 1997 to 2001. He also served as a member of the Council on Foreign Relations, a member of the Executive Committee of the US-Israel Science and Technology Commission from 1994 to 1997, and from 1989 to 1997 he was a Trustee of Maine Medical Center.

     The following nominee for series A preferred director has not previously served as a member of our board of directors and will fill the additional series A preferred director seat created by the expanded eleven member board. Mr. Daniel B. Hebert was recommended by our security holder, New Mountain Partners:

     Daniel B. Hebert. Dan Hebert, 50, is a managing director and partner of Tri-Artisan Partners, a privately held merchant bank, since March 2005. Prior to joining Tri-Artisan Partners, he spent approximately five years as head of Merger & Acquisitions at Rabobank International, a large Dutch bank specializing in the food and beverage industry. From September 1991 through March 1999, Mr. Hebert was a managing director in the corporate finance department of BT Alex Brown. Prior to joining BT Alex Brown, Mr. Hebert formed Dakota Capital in February 1991 to acquire a leading Canadian wine distributor and from 1985 to 1991, he worked as a director in the corporate finance department of Salomon Brothers.

Required Vote

     The nominees receiving the highest number of affirmative votes of the votes cast at the annual meeting either in person or by proxy will be elected as directors. A properly executed proxy card marked "ABSTAIN" and broker non-votes with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Broker non-votes, if any, will not affect the outcome of voting on directors.

Recommendation of Our Board of Directors

         Our board of directors recommends a vote "FOR" the election of the nominees named above.

Executive Officers

     Our executive officers, and their ages and positions as of October 21, 2005 are:


    Name                           Age          Office and Position Held
----------------------            ----    -------------------------------------
James F. Smith(1)                  56      Chief Executive Officer and President
Tery Baskin                        51      Chief Marketing Officer
Stuart F. Fleischer                52      Chief Financial Officer
Bill Masters(2)                    55      Chief Information Officer
Patrick McLaughlin                 42      President, NMHCRx

_________________

     (1) On August 30, 2005, Mr. Bigl resigned as our President and Chief Executive Officer and James F. Smith assumed his positions.

     (2) On October 4, 2004, Mr. Masters assumed the position of Chief Information Officer. From January 2001 until July 2004, Ms. Agnes Hall served as our Chief Information Officer and from July 2004 to December 2004 as the President of NMHCIntegrail.



     James F. Smith. Mr. Smith, 56, has served as our President and Chief Executive Officer since August 2004. Information about Mr. Smith's tenure with us and his business experience is presented above under "- Directors."

     Tery Baskin. Mr. Baskin, 51, has served as our Chief Marketing Officer since April 2003. He served as our chief operating officer from June 2001 to April 2003 and as our senior vice president of strategic planning from July 2000 to May 2001. He has been a licensed pharmacist since 1978. From 1993 to July 2000 he served as the President and a director of Pharmacy Associates, Inc. From July 2000 to June 2001, Mr. Baskin was the Senior Vice President of Pharmacy Associates, Inc., which in July 2000 became our wholly owned subsidiary. He has served as a director of the American Pharmaceutical Association Foundation since 1998 and as Treasurer since March 2002.

     Stuart F. Fleischer. Mr. Fleischer, 52, has served as our Chief Financial Officer since October 2003. From January 2001 to September 2003, Mr. Fleischer was a partner at Tatum CFO Partners LLP. Prior to joining Tatum CFO Partners, Mr. Fleischer served as vice president of finance for the medical group at Henry Schein, Inc. from August 1997 to August 2000. Mr. Fleischer also served as vice president and chief financial officer of Micro Bio-Medics, Inc., a public distributor of medical supplies and equipment, from March 1995 to August 1997, before Henry Schein, Inc. acquired it in August 1997. From February 1986 to March 1995, Mr. Fleischer served as senior vice president and chief financial officer of Communications Diversified, a promotional marketing firm. Mr. Fleischer began his career on the audit staff of Price Waterhouse LLP, where he was employed from June 1974 to January 1986.

     Bill Masters. Mr. Masters, 55, was appointed Chief Information Officer on October 4, 2004. From May 1999 to July 2004, Mr. Masters was vice president of healthcare business solutions at CVS Pharmacy. During his 10-year tenure at CVS, Mr. Masters also held the position of vice president, business development and support. From June 1980 to July 1993, Mr. Masters also held senior-level information systems positions at Reliable Drug Stores, Inc., Rite Aid Corporation and Begley Company, Inc.

     Patrick McLaughlin. Mr. McLaughlin, 42, has served as the President of our Pharmacy Benefit Management division since April 2003, and previously served as executive vice president of managed care from January 2002 to April 2003. Prior to joining us, Mr. McLaughlin was the President of Centrus Pharmacy Solutions from January 2000 to January 2002. Mr. McLaughlin was employed by Centrus in various executive positions from February 1992 until his appointment as President in 2000. He also served as a director of Health Solutions, Ltd., the parent of Centrus, from November 1995 until its acquisition by us in January 2002. Mr. McLaughlin has submitted his resignation to us, effective November 4, 2005.

     Each of the executive officers serves, subject to his or her employment agreement, until the meeting of the board of directors immediately following the annual meeting of stockholders.

Familial Relationships

     There are no familial relationships among any of our executive officers, directors or nominees for director.

Compensation of Directors

     Our bylaws provide that our directors may, by resolution of our board of directors, be paid a fixed fee and expenses for attendance at each regular or annual meeting of our board of directors and committee meetings. Directors who are our employees and directors who are New Mountain Capital professionals are not entitled to additional compensation. Directors who are neither our employees nor current New Mountain Capital professionals (the "non-employee directors") are entitled to receive the cash and equity compensation described below.

     Non-employee directors receive $20,000 per year for four quarterly board of directors meetings attended, $1,000 per session for any additional meetings attended in person and no additional compensation is paid for any additional meetings attended telephonically. An additional $5,000 is paid to the chairperson of the audit committee and the chairperson of the compensation committee. All non-employee directors will be granted options each year following the annual meeting. The options will have a seven year term and five year vesting period with 20% of the granted options vesting on each of the first five anniversaries of the grant date. We paid an aggregate of $107,000 in directors' fees during the fiscal year ended June 30, 2005. We reimburse directors for out-of-pocket expenses incurred in connection with attending board of directors and committee meetings.

     In December 2004, we granted each of our non-employee directors, Messrs. Angowitz, Konigsberg and Durity, a grant of options to purchase 1,634 shares of common stock with an exercise price of $23.82 per share. Such options vest over a five-year period commencing December 2005 and expire in December 2014.

Meetings and Committees of Our Board of Directors

     Our board of directors held ten meetings during the fiscal year ended June 30, 2005. At least a majority of our directors attended each meeting. Our board of directors also acted five times during the last fiscal year by unanimous written consent in lieu of a meeting.

     Our board of directors has a standing audit committee, nominating and corporate governance committee and a compensation committee, the responsibilities of which are summarized below. In addition, on March 24, 2004, our board of directors approved the creation of two series A dividend committees and on October 28, 2005 our board of directors approved a change in the name and responsibilities of the nominating committee to the nominating and corporate governance committee. We are a controlled company under NASD Rule 4350(c)(5) and are exempt from NASD Rule 4350(c)(4) relating to independent director oversight of director nominations because New Mountain Partners L.P. and its affiliates own more than 50% of the voting power of our stock (specifically, 53.8% as of October 21, 2005).

     Each of our directors attended at least 75% of the meetings of our board of directors or committee meetings thereof during the fiscal year ended June 30, 2005. Our policy is that all directors are invited and encouraged to attend our annual meeting of stockholders. At our 2004 annual meeting held on December 8, 2004, four directors attended the annual meeting, either in person or telephonically.

Communications by Stockholders and Others with the Board of Directors

     We currently have a formal process for security holders to send communications to our board of directors. Stockholders and other parties interested in communicating directly with the board of directors or with non-management directors as a group may do so by sending written communications addressed to the Corporate Secretary of NMHCRx, Attention: Board of Directors, 26 Harbor Park Drive, Port Washington, NY 11050. Our corporate secretary will review the communications and report them to the board of directors or the individual  directors  to whom  they  are  addressed,  unless  they  are  deemed frivolous, inappropriate, solicitations of services or solicitations of our funds, otherwise inappropriate for the board of director's consideration.
Examples include spam, junk mail and mass mailings, product inquiries and complaints, resumes and other forms of job inquiries, and business solicitations. In such cases, that correspondence may be forwarded elsewhere within for our review and possible response. Communications that are unduly hostile, threatening, illegal or similarly unsuitable likewise will not be forwarded to the board of directors or any member thereof, although such communications may be available to any director or the full board of directors upon request.

Audit Committee

     The audit committee assists the board of directors in its oversight of our compliance with all applicable laws and regulations, which includes oversight of the quality and integrity of our financial reporting, internal controls and audit functions, and is directly and solely responsible for the appointment, retention, compensation and monitoring of the performance of our independent registered public accounting firm, including the services and scope of their audit. The audit committee is currently composed of Paul J. Konigsberg (chairman of the committee), Gerald Angowitz and G. Harry Durity. Upon his election to the board of directors, Mr. Hebert will become a member of the audit committee, and Mr. Durity will resign from the audit committee. The board of directors has determined that Messrs. Konigsberg and Angowitz are independent directors, and Mr. Hebert will be an independent director, and that each of them will be independent for the purposes of the Nasdaq's amended governance listing standards (specifically, Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers (the "Listing Standards")), and the requirements of the Securities and Exchange Commission ("SEC") and the Nasdaq. In May 2005, the board of directors determined that Mr. Durity would not be considered "independent" at such time when his total payments from New Mountain Capital for serving as a Senior Advisor exceeded $60,000. The board of directors also determined that Mr. Durity's continued service on the audit committee was in our best interests and the best interests of our stockholders and otherwise met the criteria of Rule 4350(d)(2)(B) of the Listing Standards, because of Mr. Durity's experience and familiarity with our business. As of the date of this proxy statement, total payments to Mr. Durity by New Mountain Capital did not exceed $60,000.

     The remaining members of the board of directors do not satisfy the SEC and the Nasdaq "independence" definitions. This is permissible under applicable Nasdaq listing standards because New Mountain Partners, L.P., and its affiliates own more than 50% of the voting power of our stock. As a "controlled company" within the meaning of relevant Nasdaq listing standards (Rule 4350(c)), we are not required to comply with certain provisions that would require us to have a majority of "independent" directors serving on our board of directors, or standing nominating and compensation committees, all of whose members must be "independent" under Nasdaq standards. In creating this exception, the Nasdaq has recognized that majority shareholders, including parent companies, have the right to select directors and control certain key decisions, such as executive officer compensation, by virtue of their stock ownership rights. To summarize, because we are a controlled company, we are exempt from the requirements of the Nasdaq listing standards relating to having:

     (1) a majority of independent directors on the board; as noted, the board of directors has determined that only three (not including Mr. Durity) of the 11 directors will be "independent" under applicable Nasdaq and SEC requirements because the remaining directors are either our executive officers or are affiliated with our controlling stockholder, New Mountain Partners, L.P;

     (2)  a  standing   board   nominating   committee   composed   entirely  of
"independent" directors; and

     (3) a standing compensation committee composed entirely of "independent" directors as defined by the Nasdaq listing standards. Our compensation committee, which makes decisions on annual salary and cash bonus awards to our executive officers, has a member that is not independent.

     In addition, as required by the rules of the SEC and the Nasdaq, our board of directors has determined that Mr. Konigsberg, the chairman of the audit committee, qualifies as an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K promulgated by the SEC under the Securities Exchange Act of 1934, as amended. Stockholders should understand that this designation is an SEC disclosure requirement relating to Mr. Konigsberg's experience and understanding of certain accounting and auditing matters, which the SEC has stated does not impose on the director so designated any additional duty, obligation or liability than otherwise is imposed generally by virtue of serving on the audit committee and/or the board of directors. The audit committee met on five occasions during the fiscal year ended June 30, 2005.

     Although the board or directors received no stockholder nominations in fiscal year ended June 30, 2005, the board of directors will consider director candidates recommended by stockholders if properly submitted in accordance with the applicable procedures set forth in our bylaws.

     The information contained in this proxy statement with respect to the audit committee charter and the independence of the members of the audit committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Nominating and Corporate Governance Committee

     On October 18, 2005 our board of directors renamed and broadened the role of the nominating committee. The nominating and corporate governance committee is currently composed of Steven B. Klinsky (chairman of the committee), Gerald Angowitz and Paul J. Konigsberg. The nominating committee met one time during the fiscal year ending June 2005. The board of directors has determined that Messrs. Angowitz and Konigsberg are independent directors and independent (as defined by applicable laws, rules and regulations of the SEC and Nasdaq) of management and us.

     The nominating and corporate governance committee is responsible for the identification and selection of the non-New Mountain independent director nominees to stand for election as directors at any meeting of stockholders and to fill any such independent director vacancy, however created, in the board of directors. The nominating and corporate governance committee has nominated Messrs. Angowitz and Konigsberg for re-election at the annual meeting. See "Proposal 1- Election of Directors." Attached as Appendix A is a copy of the Nominating and Corporate Governance Committee Charter.

     The nominating and corporate governance committee will consider candidates for nomination as a director recommended by stockholders, current directors, officers, third-party search firms and other sources. The nominating and corporate governance committee considers stockholder recommendations for candidates in the same manner as those received from others. In order for the nominating and corporate governance committee to consider a stockholder nominee, the stockholder must submit nominee information to the nominating and corporate governance committee in accordance with the procedures for submitting stockholder proposals described below.

     In evaluating candidates, the nominating and corporate governance committee shall consider that the objective of the board of directors is to maintain a balance of business experience and interpersonal skills, thereby maximizing the effectiveness of the board of directors and each of its committees. The nominating and corporate governance committee shall review and assess outside director remuneration for sufficiency to attract and retain members of the board of directors of a quality needed for the successful accomplishment of the goals of the board of directors and recommend changes, if any, in the composition of the board of directors.

     In addition, the nominating and corporate governance committee will develop and recommend to the board of directors a set of corporate governance principles applicable to us, adopt appropriate processes to ensure management succession and development plans for our principal officers, and otherwise take a leadership role in shaping our corporate governance.

The Compensation Committee

     The compensation committee of our board of directors is responsible for making recommendations to our board of directors regarding compensation arrangements for our executive officers and consulting with our management regarding compensation policies and practices. The compensation committee also makes recommendations concerning annual bonus compensation, the adoption of any compensation plans in which management is eligible to participate and the granting of stock options or other benefits under such plans. The compensation committee currently consists of Gerald Angowitz (chairman of the committee), Paul J. Konigsberg and Steven B. Klinsky. The compensation committee held four meetings during the fiscal year ended June 30, 2005.


                             AUDIT COMMITTEE REPORT

     The audit committee of our board of directors is comprised of all independent directors and acts under a written charter approved and adopted by our board of directors and is reviewed and reassessed annually by the audit committee. The members of the committee are Messrs. Konigsberg, Angowitz and Durity, each of whom is independent, as determined under Rule 4200(a)(15) of the NASD's listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. The audit committee held five meetings during the fiscal year ended June 30, 2005.

     Management has primary responsibility for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards accepted in the U.S., and to issue a report thereon. The audit committee oversees our financial reporting process on behalf of our board of directors.

     In fulfilling its oversight responsibilities, the audit committee has met and held discussions with management and the independent auditors. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States. The audit committee has reviewed and discussed the consolidated financial statements set forth in our Form 10-K for the fiscal year ended June 30, 2005, with management and the independent auditors. The audit committee also discussed with Ernst & Young LLP, our registered public accounting firm (who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles), the matters required to be discussed by the Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended. In addition, the audit committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent auditors their independence.

         In reliance on the review and discussions referred to above, the audit committee recommended to our board of directors, and our board of directors has approved, that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2005, filed with the SEC.

     This report was approved by the current members of the audit committee on September 22, 2005.

                                            The Audit Committee
                                            Paul J. Konigsberg, Chairman
                                            Gerald Angowitz
                                            G. Harry Durity


            COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

     The following is a summary of the compensation practice and philosophy that was in effect for us for the fiscal year ended June 30, 2005. Modifications to such philosophy have been and may continue to be made.

Compensation Philosophy

     Our executive compensation program is designed to attract, motivate and retain management with incentives linked to financial performance and enhanced stockholder value. The compensation committee seeks to adjust compensation levels (through competitive base salaries, bonus payments and stock option grants) based on individual and our financial performance.

Compensation Program Components

     Our compensation program currently consists of a number of components, including a cash salary, an executive bonus pool and stock option grants. The compensation committee has retained outside compensation consultants to assist in its evaluation of executive officer compensation arrangements.

     Salary and bonus levels reflect job responsibility, seniority, compensation committee judgments of individual effort and performance, and our financial and market performance (in light of the competitive environment in which we operate). In considering our financial and market performance, the compensation committee reviews, among other things, net income, cash flow, working capital and revenues, and share price performance relative to comparable companies and historical performance. Annual cash compensation is also influenced by compensation practices of competitive companies of comparable size in similar industries, as well as that of companies not in our industry which do business in locations where we have operations. Based in part on this information, the compensation committee generally targets salaries at levels comparable to the median of the range of salaries paid by competitors of a comparable size.

     The executive bonus plan compensates executives based on (i) individual performance and our performance in addressing immediate financial and operational challenges, (ii) our performance relative to the performance of other companies of comparable size, complexity and quality, and (iii) performance that supports both our short-term and long-term goals. Bonuses thus align the interest of executive officers with those of our stockholders.

     The third component is a stock option program which we use to motivate our executive officers and other employees. Our board of directors believes that the granting of options to purchase our common stock provides our executive employees with the long-term incentive to work for our betterment. Stock options are generally granted annually to executives and periodically to other selected employees whose contributions and skills are critical to our long-term success. Options generally are granted with an exercise price equal to the market price of our common stock on the date of the grant, generally vest over a period of at least three years and generally expire from five to ten years.

     Also, we anticipate compensating our executive employees through the grant of awards under the 2000 Restricted Stock Grant Plan, which was approved by our stockholders.

     For a detailed description of the employment agreements and compensation arrangements between us and our executive officers, see "Employee Contracts and Termination of Employment and Change-in-Control Arrangements" above.

Chief Executive Officer Compensation

     As described above, our executive compensation philosophy, applicable to the compensation of our chief executive officer, is to provide a competitive base salary and incentive compensation based on the individual's and our performance. James J. Bigl has served as our chief executive officer from April 2002 until August 2004 and as our president from June 2000 until August 2004 and James F. Smith has served as our chief executive officer and president since August 2004. The compensation committee believes that some portion of the chief executive officer's compensation should be related to our financial performance and/or the progress made in implementing our business plan. Accordingly, the compensation committee considered not only our overall performance during the last year, but the successful consummation of financing and acquisition transactions that were essential components of our business plan. In light of each of Mr. Bigl's and Mr. Smith's extensive experience in the pharmacy benefit management industry, and each of their and our respective performance this past year, our board of directors determined that the amounts payable to Mr. Bigl and Mr. Smith, respectively, for the fiscal year ended June 30, 2005 under his employment agreement, as well as the bonus and long-term compensation awards that were granted to them, fairly compensated each of Mr. Bigl and Mr. Smith for their services rendered to us in fiscal 2005.

Tax Deductibility under Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally denies a publicly-held corporation a federal income tax deduction for taxable year compensation in excess of $1,000,000 paid to each of its chief executive officer and its four other most highly compensated executive officers, unless that compensation qualifies as performance-based compensation. Through June 30, 2005, this provision has not limited our ability to deduct executive compensation, but the compensation committee will continue to monitor the potential impact of Section 162(m) on our ability to deduct executive compensation.

     This report was approved by the members of the compensation committee on October 28, 2005.

                                            The Compensation Committee
                                            Gerald Angowitz, Chairman
                                            Paul J. Konigsberg
                                            Steven B. Klinsky

Compensation Committee Interlocks and Insider Participation

     The compensation committee's current members are Gerald Angowitz, Paul J. Konigsberg and Steven B. Klinsky. None of the members of the compensation committee is or has been an officer or employee of us or any of our subsidiaries. No other interlocking relationships exist between our board of directors or compensation committee and the board of directors or compensation committee of any other company. None of our executive officers serve on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or compensation committee.


                          COMPARATIVE STOCK PERFORMANCE

     The following graph shows a comparison of cumulative total stockholder return, calculated on a dividend reinvested basis, for us, the Nasdaq Stock Market (U.S.) Index and our peer group index compiled by Research Data Group (the "Peer Group Index"). The graph assumes $100 was invested in each of our common stock, the Nasdaq Stock Market (U.S.) Index and our Peer Group Index on July 28, 1999. Data points on the graph are quarterly as of June 30, 2005. Note that historic stock price performance is not necessarily indicative of future stock performance.

[GRAPHIC OMITTED][GRAPHIC OMITTED]


                                     SUMMARY


                                                                    Cumulative Total Return
                                                -----------------------------------------------------------
                                                     6/00      6/01      6/02     6/03      6/04      6/05
NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.         100.00    128.42    398.74   385.22   1133.05   1013.05
NASDAQ STOCK MARKET (U.S.)                         100.00     55.52     37.16    31.63     43.07     43.56
PEER GROUP**                                       100.00    141.03    140.94   138.61    209.91    224.69

-------------------
     **The 2005 Peer Group Index consists of more than 380 publicly traded companies in the healthcare industry. For a list of those companies, please contact our Investor Relations Department, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050 (telephone no: (800) 251-3883).

                    PROPOSAL 2 - RATIFICATION OF INDEPENDENT
                        REGISTERED PUBLIC ACCOUNTING FIRM

     Stockholders will be requested at the annual meeting to ratify the engagement of Ernst & Young LLP to serve as our independent registered public accounting firm for the year ending June 30, 2006. Ernst & Young LLP has served as our independent auditors since the fiscal year ending June 30, 2002. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

     Our board of directors recommends a vote "FOR" the adoption of the proposal.

     None  of  the  "reportable   events"  described  in  Item  304(a)(1)(v)  of
Regulation S-K occurred with respect to us within the last two fiscal years and the subsequent interim period.

         The following table presents fees for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended June 30, 2005 and June 30, 2004, as well as fees billed for other services rendered by Ernst & Young LLP during those periods:

                                      Fiscal 2005                Fiscal 2004
                                      -----------                -----------
Audit fees(1)                         $   933,000                 $  473,000
Audit-related fees(2)                 $         -                 $    6,000
Tax fees (3)                          $         -                 $    6,000
All other fees(4)                     $         -                 $        -
                                       ----------                  ---------

Total Fees                            $   970,000                 $  485,000
                                       ==========                  =========
-------------------------

     (1) Audit fees are fees paid for professional services rendered for the audit of our annual consolidated financial statements, the audit of management's assessment of our internal control over financial reporting and Ernst & Young's own audit of our internal control over financial reporting, and for reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include fees for work generally only the independent auditor can be expected to provide such as services associated with documents filed with the SEC and with assistance in responding to SEC comment letters, as well as reports on internal control reviews required by regulators.

     (2) Audit-related fees are fees paid for assurance and related services performed by our independent auditors including due diligence services related to contemplated mergers and acquisitions, and consulting on various accounting matters. Fees for these services have been approved by our audit committee.

     (3) Tax fees are fees paid for tax compliance, tax planning and tax advice. The tax fees in 2004 were for tax planning and tax advice. Fees for these services have been approved by our audit committee.

     (4) All other fees include any fees earned for services rendered by Ernst & Young LLP during 2005 and 2004 which are not included in any of the above categories. There were no other fees in 2005 and 2004.

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

     The Audit Committee Charter requires the audit committee's pre-approval of all services, both audit and permitted non-audit, to be performed for us by the independent auditors. In determining whether proposed services are permissible, the audit committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the audit committee may (i) consult with management as part of the decision making process, but may not delegate this authority to management, and (ii) delegate, from time to time, its authority to pre-approve such services to one or more audit committee members, provided that any such approvals are presented to the full audit committee at the next scheduled audit committee meeting.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than ten percent of any of our equity security, to file initial reports of ownership and reports of changes in ownership with the SEC. Based upon a review of the filings with the SEC, we believe that the reporting requirements of Section 16 applicable to executive officers and directors, and persons who beneficially own more than ten percent of any of our equity security during fiscal year ended June 30, 2005 were complied with on a timely basis, except as follows: Paul
Konigsberg failed to file one report on a timely basis reflecting one transaction. The required report has subsequently been filed.


                       CODE OF BUSINESS CONDUCT AND ETHICS

     As of October 15, 2004, we adopted a Code of Business Conduct and Ethics (the "Code") which amends and restates our prior Code of Ethics. The Code promotes the legal and ethical conduct of our business. The Chief Executive Officer, Chief Financial Officer, and other senior officers are required to abide by the Code, which provides the foundation for compliance with all corporate policies and procedures, and best business practices. The policies and procedures address a wide array of professional conduct, including the establishment of sound employment policies, methods for avoiding and resolving conflicts of interest, safeguarding intellectual property, protecting confidential information, and a strict adherence to all laws and regulations applicable to the conduct of our business. We have satisfied its obligations, imposed under the Sarbanes-Oxley Act of 2002, to disclose promptly on our website amendments to, or waivers from, the Code, if any. A copy of our Code is available on our website, www.nmhc.com.


      DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

     Stockholder proposals intended to be presented at the next annual stockholder's meeting pursuant to the provisions of Rule 14a-8 of the Exchange Act, must be received by our Secretary at our executive offices in Port Washington, New York by October 22, 2006 for inclusion in our proxy statement and form of proxy relating to our next annual meeting. We, however, may hold next year's annual meeting later in the year than this year's meeting. If the date of next year's annual meeting is changed by more than 30 days from the date of this year's annual meeting, then the deadline is a reasonable time before we begin to print and mail our proxy materials.


                    HOUSEHOLDING OF ANNUAL MEETING MATERIALS

     We have filed our Annual Report on Form 10-K for our fiscal year ended June 30, 2005 with the SEC. Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this proxy statement or Annual Report to stockholders may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to: Investor Relations Department, National Medical Health Card Systems, Inc., 26 Harbor Park Drive, Port Washington, New York 11050 (telephone no.: (800) 251-3883). Any stockholder who wants to receive separate copies of our proxy statement or Annual Report in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder's bank, broker, or other nominee record holder, or the stockholder may contact us at the above address and phone number.



             TO ASSURE THAT YOUR SHARES ARE PRESENTED AT THE ANNUAL
                 MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN
                       THE ACCOMPANYING PROXY CARD IN THE
                         POSTAGE-PAID ENVELOPE PROVIDED.


                                OTHER INFORMATION

     While the accompanying Notice of Annual Meeting of Stockholders provides for the transaction of such other business as may properly come before the meeting, we have no knowledge of any other matter to be presented at the meeting other than Proposal No. 1 and Proposal No. 2 herein. However, the enclosed Proxy gives discretionary authority in the event any other matters should be presented.

                                      By Order of the Board of Directors of
                                      National Medical Health Card Systems, Inc.

                                      /s/ Jonathan Friedman
                                          Secretary

Port Washington, New York
October 28, 2005

                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
                              26 Harbor Park Drive
                         Port Washington, New York 11050

           This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Stuart Fleischer and Jonathan Friedman as Proxies, each with the power to appoint his substitute, and hereby authorizes them, and each of them, to represent and vote, as designated below, all the shares of common stock of National Medical Health Card Systems, Inc. (the "Company") held of record by the undersigned on October 21, 2005 at the Annual Meeting of Shareholders to be held on December 8, 2005 or any adjournment thereof. This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted for Proposal Nos. 1 and 2 and in favor of any proposal to adjourn the meeting in order to allow the Company additional time to obtain sufficient Proxies with regard thereto.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NOS. 1 AND 2

1.       Election of Directors.

FOR all nominess listed below   -----     WITHHOLD AUTHORITY     -----
(except as marked to the       /     /    to vote for all      /     /
 contrary below).               ----      nominees listed      -----



(INSTRUCTION: To withhold authority to vote for any individual nominee, strike such nominee's name from the list below.)

       JAMES J. BIGL                 JAMES SMITH
       PAUL J. KONIGSBERG            GERALD ANGOWITZ
       STEVEN B. KLINSKY             MICHAEL B. AJOUZ
       G. HARRY DURITY               MICHAEL T. FLAHERMAN
       ROBERT R. GRUSKY              DAVID E. SHAW
       DANIEL B. HEBERT


2. Ratification of Engagement of Ernst & Young LLP to Serve as the Independent Registered Public Accounting Firm of National Medical Health Card Systems, Inc. for the Fiscal Year ending June 30, 2006: Proposal to approve and ratify the adoption of the Amended and Restated 2000 Restricted Stock Grant Plan.



          ---                        ---                            ---
 FOR    /   /           AGAINST    /   /            ABSTAIN       /   /
        ---                        ---                            ---

                  DATED:........................., 2005

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.


                                    --------------------------------
                                    Signature



                                   ---------------------------------
                                   Signature, if held jointly


             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                           USING THE ENCLOSED ENVELOPE

                                                                      APPENDIX A


                   NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
              NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

I.       PURPOSE

     The Board of Directors (the "Board") of National Medical Health Card Systems, Inc. (the "Company"), pursuant to Section 4.05 of the Company's Amended and Restated Bylaws, has established a Nominating and Corporate Governance Committee (the "Committee") for the following purposes ("Purposes"), all in accordance with the terms of the Company's Certificate of Incorporation, Bylaws, applicable laws and the applicable requirements of the Marketplace Rules of the Nasdaq Stock Market ("Nasdaq"):

          A.   Identifying   individuals   qualified  to  become  directors  and
     selecting, or recommending that the Board select, the candidates for all directorships to be filled by the Board or by the common stockholders;

          B. Developing and recommending to the Board a set of corporate governance principles applicable to the Company;

          C. Adopting appropriate processes to ensure management succession and development plans for the principal officers of the Company and its business units;

          D. Reviewing and making recommendations regarding candidates for the Board and other proposals submitted by stockholders of the Company; and

          E. Otherwise taking a leadership role in shaping the corporate governance of the corporation.

     This Charter is effective as of the date of its approval and adoption by the Board. This Charter is intended as a component of the flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. While it should be interpreted in the context of applicable laws and regulations, as well as in the context of the Company's Certificate of Incorporation and Bylaws, it is not intended to establish by its own force any legally binding obligations.

II.      STRUCTURE AND OPERATIONS

         Composition and Qualifications

     The Committee shall consist of at least three (3) Board members, a majority of whom shall be Independent Directors and "independent" (as defined by applicable laws, rules and regulations of the Securities and Exchange Commission (the "SEC") and Nasdaq Stock Market ("Nasdaq")) of management and the Company.

         Appointment and Removal

     The members of the Committee shall be appointed by the Board, taking into account the recommendations of the Committee. The Board also shall appoint one of the members of the Committee to act as Chairperson of the Committee. The Chairperson and each other member of the Committee shall serve until the earlier of (i) the date on which he or she is no longer a member of the Board or (ii) his or her resignation or removal by the Board. The Board may appoint additional or replacement members of the Committee from time to time.

         Delegation to Subcommittees

     In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee.

III.     MEETINGS

     Regular meetings of the Committee shall be held at least annually at such time and place as the Chairperson of the Committee shall notify the other members of the Committee in writing at least five business days prior to the date of such meeting. Special meetings of the Committee may be called by the Chairperson of the Committee or by any two (2) members of the Committee by notifying all the members of the Committee of the date, time, place and purpose of such meeting in writing at least three (3) business days prior to the date of such meeting. Any member of the Committee may waive notice of any meeting of the Committee. The attendance of a member of the Committee at any meeting shall constitute a waiver of notice of such meeting, except where such Committee member attends a meeting for the purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. A majority of the Committee shall constitute a quorum for the transaction of business at any meeting of the Committee, and the act of a majority of the Committee members present at any meeting at which there is a quorum shall be the act of the Committee, except as may be otherwise specifically provided by law or by the Company's Certificate of Incorporation or Bylaws. If a quorum shall not be present at any meeting of the Committee, the Committee members present thereat may adjourn the meeting until a quorum shall be present. Unless otherwise restricted by law or by the Company's Certificate of Incorporation or Bylaws, any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting if a written consent thereto is signed by all members of the Committee, and such written consent is filed with the minutes of proceedings of the Committee. The Secretary of the Company, or in his or her absence, such person as may be designated by the Chairperson of the Committee, shall act as secretary and keep the minutes of all meetings of the Committee.

IV.      RESPONSIBILITIES AND DUTIES

     The following functions shall be the common recurring activities of the Committee in carrying out its Purposes. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board of Directors from time to time related to the Purposes.

     The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate and shall have the authority to retain and terminate outside counsel or other experts for this purpose, including the authority to approve the fees payable to such counsel or experts and any other terms of retention. The Committee also shall have authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the corporation, including authority to approve the fees payable to such search firm and any other terms of retention, or to establish other procedures to develop potential candidates for consideration, as well as any such other independent experts, counsel and other advisers as it deems reasonably necessary in the performance of its duties.

         Nominating Authority

     The Committee shall have authority to seek, consider and recommend to the Board, for nomination by the Board for election at the next annual meeting of stockholders or appointment to the Board or any committee of the Board, in each case, to the extent the Board or the common stockholders have the right to fill such position, individuals who have such qualifications as are consistent with applicable requirements of the Company's Certificate of Incorporation, the SEC, Nasdaq, industry standards and the criteria set forth in this Charter.
Notwithstanding this grant of authority, the Board shall have the ultimate authority and responsibility where permissible under and consistent with applicable law, the rules and regulations of the SEC and Nasdaq and the Company's Certificate of Incorporation and Bylaws, to nominate and select individuals to serve on the Board or any committee thereof.

         Nominating Responsibilities

     The Committee is responsible for the careful identification and selection of appropriate individuals to serve as members of the Board or any committee thereof. The Committee, in carrying out this responsibility, should take appropriate actions through the following policies and procedures, to ensure that the Company is governed by qualified individuals, with the understanding that the Committee may supplement these policies and procedures as appropriate.

          1. The Committee shall consider that, in the selection of nominees, and when considering the Board and its committees, each as a whole, the Board's objective is to maintain a balance of business experience and interpersonal skills, thereby maximizing the effectiveness of the Board and each of its committees.

          2. The Committee shall review and assess outside director remuneration for sufficiency to attract and retain members of the Board of a quality needed for the successful accomplishment of the Board's goals and recommend changes, if any, in the composition of the Board.

          3. The Committee shall recommend to the Board nominees for each other committee of the Board and the formation and delegation of authority to subcommittees when appropriate.

         Corporate Governance

          1. The Committee shall develop and recommend to the Board a set of corporate governance principles, including all subjects required to be addressed by SEC and Nasdaq rules, and keep abreast of developments with regard to corporate governance to enable the Committee to make recommendations to the Board in light of such developments as may be appropriate.

          2. The Committee shall review policies relating to meetings of the Board. This may include meeting schedules and locations, meeting agendas and procedures for delivery of materials in advance of meetings.

         Management

          1. The Committee shall recommend to the Board the election of the Chairman of the Board (and, if such office is not also held by the Chairman of the Board, the CEO) and such process for periodic evaluation of the Chairman and CEO by the Board as the Committee shall deem appropriate.

          2. The Committee shall review, with the CEO, the CEO's recommendations regarding the election of the executive officers of the Company and make recommendations to the Board regarding such election. Continuity / Succession Planning Process

     The Committee shall oversee and approve the management continuity planning process, and shall evaluate the succession plans relating to the CEO and other executive officer positions and make recommendations to the Board with respect to the selection of individuals to occupy these positions.

         Stockholder Proposals

     The  Committee  shall  review  and  make   recommendations  on  stockholder
proposals to the Board.

         Reports

     The Committee shall report regularly to the Board (i) following meetings of the Committee, (ii) with respect to such other matters as are relevant to the Committee's discharge of its responsibilities and (iii) with respect to such recommendations as the Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chairman or any other member of the Committee designated by the Committee to make such report.

     This Charter was approved and adopted by the Board on October 28, 2005.